Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey  07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

February 6, 2015
POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517

RE:	POZEN Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to POZEN Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 8,500,000 shares (the “Shares”) of Common Stock, par value $.001 per share (the “Common Stock”), consisting of 8,000,000 shares to be issued and sold by the Company (the “Company Shares”) and 500,000 shares of Common Stock to be sold by a selling stockholder named in the prospectus (the “Stockholder Shares”). All of the shares to be sold by the Company are authorized but heretofore unissued. We have been informed that the shares to be sold by the selling stockholder are issued and outstanding.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws, as amended and restated, of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and (i) when the Company Shares are issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Board of Directors of the Company (or a duly authorized committee thereof), such shares will be validly issued, fully paid and non-assessable, and (ii) the Stockholder Shares have been validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)